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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       INTEREP NATIONAL RADIO SALES, INC.

   Under Section 805 of the Business Corporation Law of the State of New York



                              Haley Bader & Potts
                         4350 N. Fairfax Dr. Suite 900
                           Arlington, Virginia 22203
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                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                       INTEREP NATIONAL RADIO SALES, INC.

               _________________________________________________

               Under Section 805 of the Business Corporation Law
               __________________________________________________

          The undersigned President of INTEREP NATIONAL RADIO SALES, INC., for the purpose of amending its Certificate of Incorporation, CERTIFIES that:

          FIRST: The name of the corporation is INTEREP NATIONAL RADIO SALES, INC. (the "Corporation"). The name under which the corporation was originally incorporated was McGAVERN QUINN CORPORATION.

          SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on March 31, 1958. A Restated Certificate of Incorporation was filed on May 28, 1985, and since the filing of the Restated Certificate of Incorporation a Certificate of Amendment thereof was filed on June 13, 1991.

          THIRD: The Certificate of Incorporation of the Corporation is to be amended by the deletion in its entirety of Article THIRD, which sets forth the total number of shares of stock which the Corporation is authorized to issue, and by the substitution of a new Article THIRD, which will increase the authorized shares by authorizing a class of Preferred Stock consisting of One Million (1,000,000) shares of the par value of $0.01 per share, and which shall read in its entirety as follows:
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          3.   The Corporation shall have authority to issue a total of Two
Million (2,000,000) shares of stock of which One Million (1,000,000) shares shall be Common Stock of the par value of $0.04 per share and One Million (1,000,000) shares shall be Preferred Stock of the par value of $0.01 per share.

                                PREFERRED STOCK

     Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the corporation is authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and rights, preferences and limitations of each series and the variations and relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

     (a)  the designation of such series;

     (b) the number of shares initially constituting such series and any increase or decrease (to a number not less than the number of outstanding shares of such series) of the number of shares constituting such series theretofore fixed;

     (c) the rate or rates, and the conditions on and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or series of stock of the Corporation, and whether or not such dividends shall be cumulative and, if so, the date or dates from and after which they shall accumulate;

     (d) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including, without limitation, the date or dates on or after which such shares shall be redeemable and the amount per share which shall be payable on such redemption, which amount may vary under different conditions and at different redemption dates;

     (e) the rights to which the holders of the shares of such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up or on any distribution of the assets, of the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

     (f) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions thereof, including, without limitation, the right of the holders of such shares to vote on a separate class, either alone or with the holders of shares of one or more other series of the Preferred Stock and the right to have more than one vote per share;

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     (g) whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if so, the terms and conditions thereof;

     (h) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or series of the same or any other class of stock of the Corporation and, if so, the terms and conditions of conversion or exchange, including, without limitation, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

     (i) any other relative rights, preferences and limitation.

                                  COMMON STOCK

     (a) Subject to the preferential dividend rights of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the foregoing provisions of this Article THREE, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation.

     (b) Subject to the preferential liquidation rights of the Preferred Stock and except as determined by the Board of Directors of the Corporation pursuant to the foregoing provisions of this Article THREE, in the event of any voluntary or involuntary liquidations, dissolution or winding up of, or any distribution of the assets of, the Corporation. the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of the Common stock held by them.

     (c) Except as otherwise required by law or by the provisions of this Certificate of Incorporation, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together as one class with the holders of the Preferred Stock who are entitled to vote.

     FOURTH:  The foregoing amendment was duly authorized in accordance with
Section 803(a) of the Business Corporation Law by the unanimous written consent of the Board of Directors of the Corporation on June 1, 1993, followed by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common stock entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held on June 23, 1993.

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     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment on June 24, 1993 and affirms its contents as true under penalties of perjury.

                                    /s/ Ralph C. Guild
                                    ----------------------------------
                                    Ralph C. Guild
                                    Chairman and Chairman of the Board

/s/ John A. Rykala
----------------------------
Secretary, John A. Rykala

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